Global Self Storage Reports Fourth Quarter and Full Year 2019 Results
Same-Store Revenues for Full Year 2019 up 6.0% to $8.6 million, Driving Same-Store Net Operating Income up 4.2% to $5.1 Million

NEW YORK – March 30, 2020 – Global Self Storage, Inc. (NASDAQ: SELF) a real estate investment trust that owns, operates, manages, acquires, develops and redevelops self-storage properties, reported results for the fourth quarter and full year ended December 31, 2019. All quarterly and full year comparisons are to the same period in 2018 unless otherwise noted.

Q4 2019 Highlights
•	Total revenues increased 6.8% to $2.2 million.
•	Net income declined to $17,000 or $0.00 per share from $75,000 or $0.01 per share in Q4 2018.
•	Funds from operations (FFO) increased 38% to $561,000 or $0.07 per diluted share.
•	Adjusted FFO (AFFO) declined 8.1% to $557,000 or $0.07 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues increased 3.9% to $2.2 million.
•	Same-store net operating income (NOI) increased 4.6% to $1.3 million.
•	Same-store occupancy at December 31, 2019 decreased 110 basis points to 91.4% from 92.5% at December 31, 2018.
•	Same-store average tenant duration of stay at December 31, 2019 was approximately 3.1 years, up from 3.0 years at December 31, 2018.
•	Maintained quarterly dividend of $0.065 per share.

Full Year 2019 Highlights
•	Total revenues increased 6.7% to $8.7 million.
•	Net income decreased 4.7% to $591,000 or $0.08 per share.
•	FFO declined 8.3% to $1.8 million or $0.24 per diluted share.
•	AFFO declined 9.5% to $2.1 million or $0.27 per diluted share.
•	Same-store revenues increased 6.0% to $8.6 million.
•	Same-store NOI increased 4.2% to $5.1 million.
•	Same-store occupancy at December 31, 2019 decreased 110 basis points to 91.4% from 92.5% at December 31, 2018.
•	Same-store average tenant duration of stay at December 31, 2019 was approximately 3.1 years, up from 3.0 years at December 31, 2018.
•	Distributed dividends of $0.26 per share of common stock.
•	Completed acquisition of a 48,250 leasable square foot, 452-unit self-storage property in West Henrietta, N.Y.
•	Launched third-party management platform and signed the company’s first client, a 136,718 leasable square foot, 617-unit self-storage property in Edmond, Okla.
•	Raised $6.7 million in self-managed rights offering.

Management Commentary
“In 2019, we made significant progress across the board and achieved a number of major milestones,” said Global Self Storage president and CEO, Mark C. Winmill. “We continued to report leading same-store revenue growth and strong NOI growth as compared to our public self-storage peers, with this performance driven by our proprietary revenue rate management program. We also expanded our revenue base by completing the acquisition of a self-storage property in West Henrietta, N.Y., and signing our first client under our new third-party management program, Global MaxManagementSM,  in Edmond, Okla.

“The rights offering that we completed in Q4 2019 enjoyed strong stockholder participation as well as participation by all of our board members and named executive officers. Officers, directors and affiliates now hold about 7.5% of our outstanding common stock. As the result of the net proceeds from the $6.7 million rights offering, our balance sheet remains strong. At December 31, 2019, we had capital resources totaling about $11.1 million, comprised of $4.2 million in cash and cash equivalents, $1.8 million in marketable securities, and $5.1 million available for withdrawal under our revolving credit facility.

“These capital resources allow us to continue to execute our strategic business plan, which includes funding acquisitions, either directly or through joint ventures; expansion projects at our existing properties; and broadening our revenue base and pipeline of potential acquisitions. Our board of directors regularly reviews our strategic business plan, including topics and metrices like capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

“In 2019, we broke ground on the Millbrook, N.Y. expansion, and upon completion in February 2020 this expansion added 16,500 gross square feet of climate-controlled units. With this completed, we are now looking at other potential expansion projects. Our new West Henrietta property is located in a growing upstate New York suburban community, and near the Rochester Institute of Technology. It has immediate expansion potential, with an existing permit to construct a self-storage building that could offer 7,300 square feet of net leasable space.

“We are actively marketing Global MaxManagementSM to developers, single-property self-storage owners, and small-portfolio self-storage owners. This platform provides an additional revenue stream of management fees and tenant insurance premiums, and helps to expand brand awareness. It also allows us to develop a captive acquisition pipeline and gather valuable market data that supports our acquisition program.

“The World Health Organization has declared the outbreak of the novel coronavirus as a pandemic and it continues to spread. The extent of the pandemic’s impact on our operations and financial performance will depend on future developments, including the duration and spread of the coronavirus and its impact on the global economy. All of this is highly uncertain and cannot be predicted. If the nation’s economy is impacted for an extended period, our financial results may also be adversely affected.

“Despite these uncertainties, we remain focused on advancing our business while doing what we can to protect our customers and employees by following the guidelines mandated by state and federal authorities. We believe that our strategy of continuing to target underserved markets in the Northeast, Mid-Atlantic and Midwest with our successful business model is the best way to keep us on track for another year of strong growth and expansion.”

Q4 Financial Summary
Total revenues increased 6.8% to $2.2 million in the fourth quarter of 2019, as compared to $2.1 million in the same period last year. The increase was primarily due to a 4.4% increase in net leased square footage and the result of the company’s revenue rate management program of raising existing tenant rates. The increase in net leased square feet, which was the result of the company’s West Henrietta, N.Y. acquisition, is expected to positively affect combined revenues in 2020.

Total operating expenses in the fourth quarter of 2019 increased 7.3% to $871,000, as compared to $812,000 in the same period last year. The increase was primarily due to increased store level expenses related to real estate property tax. The company continues to appeal property tax assessments, but there is no guarantee such assessments will be reduced.

Net income decreased 78% to $17,000 in the fourth quarter of 2019, as compared to net income of $75,000 in the same period last year.

Q4 Same-Store Results
At December 31, 2019, Global Self Storage owned 11 same-store properties and one non-same-store property, and managed one third-party owned property.

For the fourth quarter of 2019, same-store revenues increased 3.9% to $2.2 million, compared to $2.1 million for the same period last year. The increase was driven primarily by the company’s internet and digital marketing initiatives, as well as customer service efforts and revenue rate management program.

Same-store cost of operations in the fourth quarter increased 2.8% to $834,000, compared to $812,000 in the same period last year. The increase was primarily driven by increased property taxes.

Same-store NOI increased 4.6% to $1.3 million in the fourth quarter of 2019, compared to $1.3 million for the same period last year. The increase resulted primarily from the company’s various successful marketing initiatives designed to attract high-quality, long-term tenants.

Same-store occupancy at December 31, 2019 decreased 110 basis points to 91.4% from 92.5% at December 31, 2018.

Same-store average duration of tenant stay at December 31, 2019 was approximately 3.1 years in 2019, up 3.3% as compared to approximately 3.0 years at December 31, 2018.

For a reconciliation of net income to same-store NOI, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q4 Operating Results
Net income in the fourth quarter of 2019 decreased 78% to $17,000, compared to net income of $75,000 for the fourth quarter of 2018.

General and administrative expenses totaled $483,000 in the fourth quarter of 2019, compared to $461,000 in the same period last year. The increase is primarily attributable to increased employee compensation expenses, as well as to increased accounting expenses related to the engagement of the company’s new independent registered public accounting firm.

Business development costs for the fourth quarter of 2019 totaled $28,000, compared to $173,000 in the same period last year. These costs primarily consisted of consulting costs in connection with business development, capital raising, and future potential store acquisitions, as well as expenses related to the company’s third-party management platform marketing initiatives. The majority of these expenses are non-recurring and fluctuate based on business development activity during the period.

Interest expense for the fourth quarter of 2019 was $302,000 compared to $238,000 in the year-ago period. The increase was primarily due to the amortization of loan procurement costs for the company’s credit facility.

FFO increased 38% to $561,000 or $0.07 per diluted share, as compared to FFO of $406,000 or $0.05 per diluted share in the same period last year.

AFFO in the fourth quarter of 2019 decreased 8.1% to $557,000 or $0.07 per diluted share, as compared to AFFO of $606,000 or $0.08 per diluted share in the same period last year.

Full Year Financial Summary
Total revenues increased 6.9% to $8.7 million for the year ended December 31, 2019, as compared to $8.1 million in 2018. The increase was primarily due to the revenue rate management program of raising existing tenant rates and to a lesser extent an increase in net leased square footage.

Total expenses increased 8.7% to $7.3 million for the year ended December 31, 2019 from $6.7 million in 2018. The increase was primarily attributed to increased real estate property taxes.

Operating income decreased 1.7% to $1.4 million for the year ended December 31, 2019 versus $1.4 million in 2018. The decrease in operating income was driven primarily by increased expenses as discussed above.

Net income for the year ended December 31, 2019 was $591,000 or $0.08 per basic and diluted share, as compared to net income of $619,000 or $0.08 per basic and diluted share in 2018.

Full Year Same-Store Results
At December 31, 2019, Global Self Storage owned 11 same-store properties and one non-same-store property, and managed one third-party owned property.

For the year ended December 31, 2019, same-store revenues increased 6.0% to $8.6 million compared to $8.1 million in 2018. The increase was driven primarily by the company’s Internet and digital marketing initiatives, customer service efforts, and revenue rate management program.

Same-store cost of operations for the year ended December 31, 2019 increased 8.5% to $3.5 million compared to $3.3 million in 2018. All major categories of expenses for same-store cost of operations (including categories for employment, professional, marketing, administrative, lien administration, and general) decreased for the year ended December 31, 2019, except for real estate property tax which increased significantly.

Same-store NOI increased 4.2% to $5.1 million for the year ended December 31, 2019 compared to $4.8 million in 2018. The increase was due primarily to the revenue rate management program. Same-store occupancy at December 31, 2019 decreased 110 basis points to 91.4% compared to 92.5% at December 31, 2018.

Same-store average tenant duration of stay at December 31, 2019 was approximately 3.1 years, up 3.3% as compared to approximately 3.0 years at December 31, 2018.

For a reconciliation of net income to same-store NOI, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Full Year Operating Results
Net income for the year ended December 31, 2019 decreased 4.7% to $591,000, as compared to net income of $619,000 for 2018.

General and administrative expenses totaled $2.1 million for the year ended December 31, 2019, compared to $1.8 million in 2018, an increase of 16.4%. The increase was primarily attributable to increased employee expenses in connection with increased allocated workforce power and increased accounting expenses related to the engagement of the company’s new independent registered public accounting firm.

Business development costs for the year ended December 31, 2019 totaled $124,000, compared to $198,000 in 2018. These costs primarily consisted of consulting costs in connection with business development, capital raising, and future potential store acquisitions, as well as expenses related to the company’s third-party management platform marketing initiatives. The majority of these expenses are non-recurring and fluctuate based on business development activity during the time period.

Interest expense for the year ended December 31, 2019 was $1.1 million compared to $898,000 in 2018. The increase was primarily attributable to the amortization of loan procurement costs over the life of the company’s credit facility.

FFO for the year ended December 31, 2019 decreased 8.3% to $1.8 million or $0.24 per diluted share, as compared to FFO of $2.0 million or $0.26 per diluted share in 2018. The decrease was mainly the result of increased property taxes which were partially offset by reduced expenses in all other major store-level expense categories.

AFFO for the year ended December 31, 2019 decreased 9.5% to $2.1 million or $0.27 per diluted share, as compared to AFFO of $2.3 million or $0.30 per diluted share in 2018.
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$16,718	$75,480	$590,619	$619,448
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	161,397	(20,096)	(193,705)	(15,517)
Depreciation and amortization	382,821	350,805	1,438,908	1,398,358
FFO attributable to common stockholders	560,936	406,189	1,835,822	2,002,289
Adjustments:
Compensation expense related to stock-based awards	(32,331)	26,730	102,989	80,771
Business development, capital raising, and property acquisition costs	28,443	173,000	124,428	198,000
AFFO attributable to common stockholders	$557,048	$605,919	$2,063,239	$2,281,060

Earnings per share attributable to common stockholders - basic	$0.00	$0.01	$0.08	$0.08
Earnings per share attributable to common stockholders - diluted	$0.00	$0.01	$0.08	$0.08
FFO per share - diluted	$0.07	$0.05	$0.24	$0.26
AFFO per share - diluted	$0.07	$0.08	$0.27	$0.30

Weighted average shares outstanding - basic	7,879,132	7,626,856	7,699,966	7,622,287
Weighted average shares outstanding - diluted	7,886,098	7,626,856	7,702,117	7,624,122

Dividends

On March 2, 2020, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend for the year ago and previous quarter.

In 2019, the company distributed dividends of $0.26 per share of common stock.

Balance Sheet
At December 31, 2019, capital resources totaled approximately $11.1 million, comprised of $4.2 million in cash and cash equivalents, $1.8 million in marketable securities, and $5.1 million available for withdrawal under a credit facility.

Additional Information
More information about the company’s fourth quarter and full year 2019 results, including financial statements and related notes, is available on Form 10-K as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage
Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, develops and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.
For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (NAREIT) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on its statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company’s financial statements.

AFFO represents FFO excluding the effects of business development, capital raising, store acquisition, and third-party management marketing expenses and non-recurring items, which management believes are not indicative of the company’s operating results. The company presents AFFO because it believes it is a helpful measure in understanding the company’s results of operations insofar as it believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of the company’s ongoing operating results. The company also believes that the investment community considers its AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, the company’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

The company believes net operating income or “NOI” is a meaningful measure of operating performance because it utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, the company believes the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition
The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. The company considers a store to be stabilized once it has achieved an occupancy rate that the company believes, based on its assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. The company believes that same-store results are useful to investors in evaluating its performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At December 31, 2019, the company owned 11 same-store properties and one non same-store property, and managed one third-party owned property. The company believes that, by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the company’s stores as a whole.

Cautionary Note Regarding Forward-Looking Statements
Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the Company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, which may cause the Company’s actual results to be materially different from those expressed or implied by such statements. The Company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the Company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the Company’s examination of historical operating trends and estimates of future earnings, are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the Company’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Contacts:

Global Self Storage
Mark C. Winmill, President and CEO
1 (212) 785-0900, ext. 201
mwinmill@globalselfstorage.us

CMA Investor Relations
Ron Both
1 (949) 432-7566
SELF@cma.team

GLOBAL SELF STORAGE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
Assets
Real estate assets, net	$59,752,153	$53,811,737
Cash and cash equivalents	3,990,160	1,526,203
Restricted cash	263,405	186,063
Investments in securities	1,761,312	1,567,607
Accounts receivable	164,078	67,604
Prepaid expenses and other assets	325,450	263,767
Line of credit issuance costs, net	311,869	471,196
Intangible assets, net	398,795	—
Goodwill	694,121	694,121
Total assets	$67,661,343	$58,588,298
Liabilities and equity
Note payable, net	$18,839,787	$19,269,250
Line of credit borrowing	4,914,000	—
Accounts payable and accrued expenses	1,841,640	2,113,172
Total liabilities	25,595,427	21,382,422
Commitments and contingencies
Equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 9,330,297 and 7,692,624 issued and outstanding at December 31, 2019 and 2018, respectively	93,303	76,926
Additional paid in capital	40,329,502	33,961,903
Accumulated comprehensive income	—	—
Retained earnings	1,643,111	3,167,047
Total equity	42,065,916	37,205,876
Total liabilities and equity	$67,661,343	$58,588,298

GLOBAL SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018
Revenues
Rental income	$8,371,292	$7,850,870
Other property related income	283,570	260,109
Management fees and other income	13,460	—

Total revenues	8,668,322	8,110,979

Expenses
Property operations	3,577,358	3,262,603
General and administrative	2,126,804	1,826,446
Depreciation and amortization	1,438,908	1,398,358
Business development	124,428	198,000

Total expenses	7,267,498	6,685,407

Operating income	1,400,824	1,425,572

Other income (expense)
Dividend and interest income	71,666	76,296
Unrealized gain on marketable equity securities	193,705	15,517
Interest expense	(1,075,576)	(897,937)

Total other income (expense), net	(810,205)	(806,124)

Net income and comprehensive income	$590,619	$619,448
Earnings per share
Basic	$0.08	$0.08
Diluted	$0.08	$0.08
Weighted average shares outstanding
Basic	7,699,966	7,622,287
Diluted	7,702,117	7,624,122

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s unaudited consolidated statements of operations for the periods indicated:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income	$16,718	$75,480	$590,619	$619,448
Adjustments:
Management fees and other income	(13,460)	—	(13,460)	—
General and administrative	482,747	460,605	2,126,804	1,826,446
Depreciation and amortization	382,821	350,805	1,438,908	1,398,358
Business development, capital raising, and property acquisition costs	28,443	173,000	124,428	198,000
Dividend and interest income	(19,840)	(17,352)	(71,666)	(76,296)
Unrealized (gain) loss on marketable equity securities	161,397	(20,096)	(193,705)	(15,517)
Interest expense	302,342	237,729	1,075,576	897,937
Non same-store revenues	(60,244)	—	(60,244)	—
Non same-store cost of operations	36,775	—	36,775	—
Other real estate expenses	—	89	—	249
Total same-store net operating income	$1,317,699	$1,260,260	$5,054,035	$4,848,625

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Same-store revenues	$2,152,173	$2,072,359	$8,594,618	$8,111,226
Same-store cost of operations	834,474	812,099	3,540,583	3,262,601
Total same-store net operating income	$1,317,699	$1,260,260	$5,054,035	$4,848,625